EXHIBIT 11.1           COMPUTATION OF EARNINGS PER SHARE


                                                      Three Months Ended          Nine Months Ended
                                                        September 30,               September 30,
                                                      ------------------          -----------------
                                                      2000          1999           2000       1999
                                                      ----          ----          -----       -----

Weighted average common shares                     29,529,630    25,624,921    28,945,516   24,612,447

Dilutive effect of stock options and
 warrants                                                  --            --            --           --
                                                  -----------   -----------   -----------  -----------

Weighted average common and common
 equivalent shares outstanding
-Diluted                                           29,529,630    25,624,921    28,945,516   24,612,447

Net Income (loss)
Per Share Amount      -Basic                      $     (0.29)  $     (0.14)  $     (1.31) $     (0.33)
                      -Diluted                    $     (0.29)  $     (0.14)  $     (1.31) $     (0.33)

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